Exhibit 4.2

Unless this certificate is presented by an authorized representative of The Depository Trust Company (55 Water Street, New York, New York) to the issuer or its agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or such other name as requested by an authorized representative of The Depository Trust Company and any payment is made to Cede & Co., ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL since the registered owner hereof, Cede & Co., has an interest herein.

MORGAN STANLEY FINANCE LLC

SENIOR NOTE

SENIOR GLOBAL MEDIUM-TERM NOTE, SERIES A

(Master Note)

Fully and Unconditionally Guaranteed by Morgan Stanley

This Note is a master note, which term means a Registered Global Security within the meaning specified in the Senior Indenture (as defined on the reverse hereof) that provides for incorporation therein of the terms of one or more obligations of Morgan Stanley Finance LLC, a Delaware limited liability company (together with its successors and assigns, the “Issuer”) (each such obligation, a “Supplemental Obligation”) by reference to the Related Prospectuses (as defined below).

With respect to each Supplemental Obligation under this Note, the Issuer, for value received, hereby promises to pay to CEDE & Co., or registered assignees, the amounts due, if any, thereon whether in cash, securities or other property, together with unpaid accrued interest thereon, if any, in each case as specified in the applicable Related Prospectus.

Any payment due on, including any property deliverable under, this Note is fully and unconditionally guaranteed (the “Guarantee”) by Morgan Stanley, a Delaware corporation (the “Guarantor”). Any return on this Note that may be deemed to be interest shall in no event be higher than the maximum rate permitted by New York law, as it may be modified by U.S. law of general application.

Each Supplemental Obligation shall mean the obligation of the Issuer (and the Guarantee as applicable thereto), the terms of which are and shall be incorporated into this Note and reflected in the applicable pricing supplement relating to such Supplemental Obligation (each, a “Related Pricing Supplement”) and any product supplement(s), index supplement(s), prospectus supplement(s) and prospectus(es) referenced in the Related Pricing Supplement (however titled) (together with the Related Pricing Supplement, a “Related Prospectus”). Each Related Prospectus is on file with the Trustee and/or the Paying Agent (each as defined on the reverse hereof) hereinafter referred to and is identified in the records of the Trustee and/or the Paying Agent. With respect to each Supplemental Obligation (and the Guarantee as applicable thereto), the terms of such Supplemental Obligation contained in the Related Prospectus are hereby incorporated by reference and are deemed to be a part of this Note (including the Guarantee) as of the original issue date, settlement date or similar date (however described) specified in the relevant Related Pricing Supplement; provided, however, that for the avoidance of doubt, no hypothetical examples, risk factors, historical information or other information not considered to be terms of such Supplemental Obligation provided or incorporated by reference in the Related Prospectus shall be used to determine the terms of such Supplemental Obligation.

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Payment of the principal of, premium, if any, and interest with respect to each Supplemental Obligation due at maturity (or any redemption or repayment date), unless such Supplemental Obligation is denominated in a Specified Currency other than U.S. dollars and is to be paid in whole or in part in such Specified Currency, will be made in immediately available funds upon surrender of this Note at the office or agency of the Paying Agent, as defined on the reverse hereof, maintained for that purpose in the Borough of Manhattan, The City of New York, or at such other paying agency as the Issuer may determine, in U.S. dollars.  U.S. dollar payments of interest, other than interest due at maturity or on any date of redemption or repayment, will be made by U.S. dollar check mailed to the address of the person entitled thereto as such address shall appear in the Note register.  A holder of U.S. $10,000,000 (or the equivalent in a Specified Currency) or more in aggregate principal amount of Supplemental Obligations having the same Interest Payment Date, the interest on which is payable in U.S. dollars, shall be entitled to receive payments of interest, other than interest due at maturity or on any date of redemption or repayment, by wire transfer of immediately available funds if appropriate wire transfer instructions have been received by the Paying Agent in writing not less than 15 calendar days prior to the applicable Interest Payment Date.

If any Supplemental Obligation is denominated in a Specified Currency other than U.S. dollars, and the holder does not elect (in whole or in part) to receive payment in U.S. dollars pursuant to the next succeeding paragraph, payments of principal, premium, if any, or interest with respect to such Supplemental Obligation will be made by wire transfer of immediately available funds to an account maintained by the holder hereof with a bank located outside the United States if appropriate wire transfer instructions have been received by the Paying Agent in writing, with respect to payments of interest, on or prior to the fifth Business Day prior to the applicable Record Date and, with respect to payments of principal or any premium, at least ten Business Days prior to the Maturity Date or any redemption or repayment date, as the case may be; provided that, if payment of interest, principal or any premium with regard to such Supplemental Obligation is payable in euro, the account must be a euro account in a country for which the euro is the lawful currency, provided, further, that if such wire transfer instructions are not received, such payments will be made by check payable in such Specified Currency mailed to the address of the person entitled thereto as such address shall appear in the Note register; and provided, further, that payment of the principal of, premium, if any, and interest with respect to such Supplemental Obligation due at maturity (or on any redemption or repayment date) will be made upon surrender of this Note at the office or agency referred to in the preceding paragraph.

If so indicated in the applicable Related Prospectus, the holder of this Note, with respect to a Supplemental Obligation denominated in a Specified Currency other than U.S. dollars, may elect to receive all or a portion of payments on such Supplemental Obligation in U.S. dollars by transmitting a written request to the Paying Agent, on or prior to the fifth Business Day prior to such Record Date or at least ten Business Days prior to the Maturity Date or any redemption or repayment date, as the case may be.  Such election shall remain in effect unless such request is revoked by written notice to the Paying Agent as to all or a portion of payments on such Supplemental Obligation at least five Business Days prior to such Record Date, for payments of interest, or at least ten calendar days prior to the Maturity Date or any redemption or repayment date, for payments of principal, as the case may be.

If the holder elects to receive all or a portion of payments of principal of, premium, if any, and interest with respect to a Supplemental Obligation under this Note, if denominated in a Specified Currency other than U.S. dollars, in U.S. dollars, the Exchange Rate Agent (as defined on the reverse hereof) will convert such payments into U.S. dollars.  In the event of such an election, payment in respect of such Supplemental Obligation under this Note will be based upon the exchange rate as determined by the Exchange Rate Agent based on the highest bid quotation in The City of New York received by such Exchange Rate Agent at approximately 11:00 a.m., New York City time, on the second Business Day preceding the applicable payment date from three recognized foreign exchange dealers (one of which may be the Exchange Rate Agent unless such Exchange Rate Agent is an affiliate of the Issuer) for the purchase by the quoting dealer of the Specified Currency for U.S. dollars for settlement on such payment date in the amount of the Specified Currency payable in the absence of such an election to such holder and at which the applicable dealer commits to execute a contract.  If such bid quotations are not available, such payment will be made in the Specified Currency.  All currency exchange costs will be borne by the holder by deductions from such payments.

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Notwithstanding any other provision of this Note, whenever the provisions hereof require that this Note be surrendered against payment with respect to a Supplemental Obligation, such surrender may be effected by means of an appropriate adjustment in the records of the Trustee and/or the Paying Agent (as applicable) and, in such circumstances, this Note need not actually be surrendered.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof and in the Related Prospectus, which further provisions in the Related Prospectus are incorporated herein by reference, and which further provisions shall in each case and for all purposes have the same effect as if set forth at this place.

With respect to each Supplemental Obligation, every term of this Note (including the Guarantee) is subject to modification, amendment or elimination through the incorporation of the applicable Related Prospectus by reference, whether or not the phrase “unless otherwise provided in the Related Prospectus” or language of similar import precedes the term of this Note so modified, amended or eliminated.  It is the intent of the parties hereto and each holder of an interest herein that, in the case of any conflict between the applicable Related Prospectus and the terms herein, the Related Prospectus shall control over the terms herein with respect to the relevant Supplemental Obligation (and the Guarantee as applicable thereto). Without limiting the foregoing, in the case of each Supplemental Obligation, the holders of this Note are directed to the applicable Related Prospectus for a description of certain terms of such Supplemental Obligation (and the Guarantee as applicable thereto), including the manner of determining the amounts due, if any, on such Supplemental Obligation and the date or dates, if any, on which amounts due, if any, on such Supplemental Obligation are to be paid.

The principal amount of each Supplemental Obligation under this Note shall be as specified in the applicable Related Pricing Supplement.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature (which signature may be entered on such certificate electronically), this Note shall not be entitled to any benefit under the Senior Indenture or be valid or obligatory for any purpose. The Issuer and the Trustee hereby agree that the authentication of this Note by the Trustee or an Authenticating Agent shall be deemed to be due authentication pursuant to the Senior Indenture with respect to each Supplemental Obligation evidenced by this Note and the execution and delivery of an Issuer Order with respect to a Supplemental Obligation by an authorized officer of the Issuer shall be deemed to be due execution pursuant to the Senior Indenture with respect to such Supplemental Obligation.

Unless otherwise noted, all terms used in this Note that are not defined in this Note but are defined in the Senior Indenture shall have the meanings assigned to them in the Senior Indenture.

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IN WITNESS WHEREOF, the Issuer has caused this Note to be duly executed.

DATED: September 23, 2025	MORGAN STANLEY FINANCE LLC

	By:	/s/ Maria Berezhkova
		Name:	Maria Berezhkova
		Title:	Authorized Signatory

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Notes referred to in the within-mentioned Senior Indenture.

THE BANK OF NEW YORK MELLON, as Trustee

By:	/s/ Sherma Thomas
Authorized Signatory

REVERSE OF NOTE
SENIOR GLOBAL MEDIUM-TERM NOTE, SERIES A

This Note is one of a duly authorized issue of Senior Global Medium-Term Notes, Series A (the “Notes”), of the Issuer. The Notes are issuable under a Senior Indenture, dated as of February 16, 2016, among the Issuer, the Guarantor and The Bank of New York Mellon, a New York banking corporation, as Trustee (the “Trustee,” which term includes any successor trustee under the Senior Indenture) as supplemented by a First Supplemental Senior Indenture dated as of November 16, 2017 (as the same may be further amended or supplemented from time to time, the “Senior Indenture”), to which Senior Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities of the Issuer, the Guarantor, the Trustee and holders of the Notes and the terms upon which the Notes are, and are to be, authenticated and delivered. The Issuer has appointed The Bank of New York Mellon at its corporate trust office in The City of New York as the paying agent (the “Paying Agent,” which term includes any additional or successor Paying Agent appointed by the Issuer) with respect to the Notes. The terms of individual Notes may vary with respect to interest rates, interest rate formulas, issue dates, maturity dates, or otherwise, all as provided in the Senior Indenture. To the extent not inconsistent herewith, the terms of the Senior Indenture are hereby incorporated by reference herein.

This Note and all the obligations of the Issuer hereunder are direct, unsecured obligations of the Issuer and rank without preference or priority among themselves and pari passu with all other existing and future unsecured and unsubordinated indebtedness of the Issuer, subject to certain statutory exceptions in the event of liquidation upon insolvency. Any payment due on, including any property deliverable under, this Note is fully and unconditionally guaranteed by the Guarantor on an unsecured basis.

This Note, and any Note or Notes issued upon transfer or exchange hereof, is issuable only in fully registered form, without coupons, and each Supplemental Obligation, if denominated in U.S. dollars, unless otherwise stated above, is issuable only in denominations of U.S. $1,000 and any integral multiple of U.S. $1,000 in excess thereof. If any Supplemental Obligation is denominated in a Specified Currency other than U.S. dollars, then, unless a higher minimum denomination is required by applicable law, it is issuable only in denominations of the equivalent of U.S. $1,000 (rounded to an integral multiple of 1,000 units of such Specified Currency), or any amount in excess thereof which is an integral multiple of 1,000 units of such Specified Currency, as determined by reference to the noon dollar buying rate in The City of New York for cable transfers of such Specified Currency published by the Federal Reserve Bank of New York (the “Market Exchange Rate”) on the Business Day immediately preceding the date of issuance. Unless the context otherwise requires, the term “series” shall mean Supplemental Obligations having the same CUSIP number.

The Trustee has been appointed registrar for the Notes (the “Registrar,” which term includes any successor registrar appointed by the Issuer), and the Registrar will maintain at its office in The City of New York a register for the registration and transfer of Notes. This Note may be transferred at the aforesaid office of the Registrar by surrendering this Note for cancellation, accompanied by a written instrument of transfer in form satisfactory to the Issuer and the Registrar and duly executed by the registered holder hereof in person or by the holder’s attorney duly authorized in writing, and thereupon the Registrar shall issue in the name of the transferee or transferees, in exchange herefor, a new Note or Notes having identical terms and provisions and having a like aggregate principal amount in authorized denominations, subject to the terms and conditions set forth herein; provided, however, that the Registrar will not be required (i) to register the transfer of or exchange any Note that has been called for redemption in whole or in part, except the unredeemed portion of Notes being redeemed in part, (ii) to register the transfer of or exchange any Note if the holder thereof has exercised his right, if any, to require the Issuer to repurchase such Note in whole or in part, except the portion of such Note not required to be repurchased, or (iii) to register the transfer of or exchange Notes to the extent and during the period so provided in the Senior Indenture with respect to the redemption of Notes. Notes are exchangeable at said office for other Notes of other authorized denominations of equal aggregate principal amount having identical terms and provisions. All such exchanges and transfers of Notes will be free of charge, but the Issuer may require payment of a sum sufficient to cover any tax or other governmental charge in connection therewith. All Notes surrendered for exchange shall be accompanied by a written instrument of transfer in form satisfactory to the Issuer and the Registrar and executed by the registered holder in person or by the holder’s attorney duly authorized in writing. The date of registration of any Note delivered upon any exchange or transfer of Notes shall be such that no gain or loss of interest results from such exchange or transfer.

In case this Note shall at any time become mutilated, defaced or be destroyed, lost or stolen and this Note or evidence of the loss, theft or destruction thereof (together with the indemnity hereinafter referred to and such other documents or proof as may be required in the premises) shall be delivered to the Trustee, the Issuer in its discretion may execute a new Note in exchange for this Note, but, if this Note is destroyed, lost or stolen, only upon receipt of evidence satisfactory to the Trustee, the Issuer and the Guarantor that this Note was destroyed or lost or stolen and, if required, upon receipt also of indemnity satisfactory to each of them. All expenses and reasonable charges associated with procuring such indemnity and with the preparation, authentication and delivery of a new Note shall be borne by the owner of the Note mutilated, defaced, destroyed, lost or stolen.

The Senior Indenture provides that (a) if an Event of Default (as defined in the Senior Indenture) due to the default in payment of principal of, premium, if any, or interest on any series of debt securities issued under the Senior Indenture shall have occurred and be continuing, either the Trustee or the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of each affected series, voting as one class, by notice in writing to the Issuer and to the Trustee, if given by the securityholders, may then declare the principal of all debt securities of all such series and interest accrued thereon to be due and payable immediately and (b) if an Event of Default due to certain events of bankruptcy, insolvency or reorganization of the Issuer shall have occurred and be continuing, either the Trustee or the holders of not less than 25% in aggregate principal amount of all outstanding debt securities issued under the Senior Indenture, voting as one class, by notice in writing to the Issuer and to the Trustee, if given by the securityholders, may declare the principal of all such debt securities and interest accrued thereon to be due and payable immediately, but upon certain conditions such declarations may be annulled and past defaults may be waived (except a continuing default in payment of principal or premium, if any, or interest on such debt securities) by the holders of a majority in aggregate principal amount of the debt securities of all affected series then outstanding.

If a Supplemental Obligation is subject to “Tax Redemption” and “Payment of Additional Amounts” as indicated in the applicable Related Prospectus, such Supplemental Obligation may be redeemed, as a whole, at the option of the Issuer at any time prior to maturity, upon the giving of a notice of redemption as described below, at a redemption price equal to 100% of the principal amount, together with accrued interest to the date fixed for redemption (except that if such Supplemental Obligation is subject to “Modified Payment upon Acceleration, Repayment or Redemption” as indicated in the applicable Related Prospectus, the amount of principal so payable will be limited to the aggregate principal amount multiplied by the sum of the Issue Price (expressed as a percentage of the aggregate principal amount) plus the original issue discount accrued from the Interest Accrual Date to the date of redemption (expressed as a percentage of the aggregate principal amount), with the amount of original issue discount accrued being calculated using a constant yield method (as described above)), if the Issuer determines that, as a result of any change in or amendment to the laws (including a holding, judgment or as ordered by a court of competent jurisdiction), or any regulations or rulings promulgated thereunder, of the United States or of any political subdivision or taxing authority thereof or therein affecting taxation, or any change in official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment occurs, becomes effective or, in the case of a change in official position, is announced on or after the Initial Offering Date, the Issuer has or will become obligated to pay Additional Amounts, as defined below, under this Note with respect to such Supplemental Obligation as described below. Prior to the giving of any notice of redemption pursuant to this paragraph, the Issuer shall deliver to the Trustee (i) a certificate stating that the Issuer is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to the right of the Issuer to so redeem have occurred, and (ii) an opinion of independent legal counsel satisfactory to the Trustee to such effect based on such statement of facts; provided that no such notice of redemption shall be given earlier than 60 calendar days prior to the earliest date on which the Issuer would be obligated to pay such Additional Amounts if a payment under this Note with respect to such Supplemental Obligation were then due.

Notice of redemption will be given not less than 30 nor more than 60 calendar days prior to the date fixed for redemption or within the Redemption Notice Period specified in the applicable Related Prospectus, which date and the applicable redemption price will be specified in the notice.

If a Supplemental Obligation is subject to “Tax Redemption” and “Payment of Additional Amounts” as indicated in the applicable Related Prospectus, the Issuer will, subject to certain exceptions and limitations set forth below, pay such additional amounts (the “Additional Amounts”) to the holder of this Note (relating to such Supplemental Obligation) with respect to any interest in such Supplemental Obligation held by a beneficial owner who is a U.S. Alien (as defined below) as may be necessary in order that every net payment of the principal of and interest and any other amounts payable under this Note with respect to such Supplemental Obligation, after withholding or deduction for or on account of any present or future tax, assessment or governmental charge imposed upon or as a result of such payment by the United States, or any political subdivision or taxing authority of or in the United States, will not be less than the amount provided for under this Note for such Supplemental Obligation to be then due and payable. The Issuer will not, however, make any payment of Additional Amounts with respect to any interest in such Supplemental Obligation held by any beneficial owner who is a U.S. Alien (as defined below) for or on account of:

•	any present or future tax, assessment or other governmental charge that would not have been so imposed but for:

o	the existence of any present or former connection between the beneficial owner of an interest in such Supplemental Obligation, or between a fiduciary, settlor, beneficiary, member or shareholder of the beneficial owner, if the beneficial owner is an estate, a trust, a partnership or a corporation for U.S. federal income tax purposes, and the United States, including, without limitation, the beneficial owner, or the fiduciary, settlor, beneficiary, member or shareholder, being or having been a citizen or resident of the United States or being or having been engaged in the conduct of a trade or business or present in the United States or having, or having had, a permanent establishment in the United States; or

o	the presentation by or on behalf of the beneficial owner of an interest in such Supplemental Obligation for payment on a date more than 15 days after the date on which payment became due and payable or the date on which payment with respect to such Supplemental Obligation is duly provided for, whichever occurs later;

•	any estate, inheritance, gift, sales, transfer, excise or personal property tax or any similar tax, assessment or governmental charge;

•	any tax, assessment or other governmental charge imposed by reason of the beneficial owner’s past or present status as a controlled foreign corporation or passive foreign investment company with respect to the United States or as a corporation that accumulates earnings to avoid U.S. federal income tax or as a private foundation or other tax-exempt organization;

•	any tax, assessment or other governmental charge that is payable otherwise than by withholding or deduction from payments on or in respect of such Supplemental Obligation;

•	any tax, assessment or other governmental charge required to be withheld by any Paying Agent from any payment of principal of, or interest on, such Supplemental Obligation, if payment can be made without withholding by at least one other Paying Agent;

•	any tax, assessment or other governmental charge imposed solely because the holder or the beneficial owner of an interest in such Supplemental Obligation (1) is a bank purchasing such Supplemental Obligation in the ordinary course of its lending business or (2) is a bank that is neither (A) buying such Supplemental Obligation for investment purposes nor (B) buying such Supplemental Obligation for resale to a third party that either is not a bank or holding such Supplemental Obligation for investment purposes only;

•	any tax, assessment or other governmental charge that would not have been imposed but for the failure to comply with certification, information or other reporting requirements concerning the nationality, residence, identity or connection with the United States of the beneficial owner of an interest in such Supplemental Obligation, if compliance is required by statute or by regulation of the United States or of any political subdivision or taxing authority of or in the United States as a precondition to relief or exemption from the tax, assessment or other governmental charge;

•	any tax, assessment or other governmental charge imposed or collected pursuant to Sections 1471 through 1474 of the Internal Revenue Code of 1986, as amended (the “Code”), any intergovernmental agreements entered into in connection with the implementation of such sections of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such sections of the Code;

•	any tax, assessment or other governmental charge imposed pursuant to Section 871(m) of the Code and any applicable Treasury regulations promulgated thereunder or published administrative guidance implementing such section;

•	any tax, assessment or other governmental charge imposed by reason of the beneficial owner’s past or present status as the actual or constructive owner of 10% or more of the total combined voting power of all classes of stock entitled to vote of the Issuer or as a direct or indirect subsidiary of the Issuer; or

•	any combination of the items listed above.

In addition, the Issuer will not be required to make any payment of Additional Amounts with respect to any interest in such Supplemental Obligation presented for payment:

•	where such withholding or deduction is imposed on a payment to an individual and is required to be made pursuant to any law implementing or complying with, or introduced in order to conform to, any European Union Directive on the taxation of savings; or

•	by or on behalf of a beneficial owner who would have been able to avoid such withholding or deduction by presenting this Note to another Paying Agent in a member state of the European Union.

Nor will the Issuer pay Additional Amounts with respect to any payment with respect to any interest in such Supplemental Obligation to a U.S. Alien who is a fiduciary or partnership or limited liability company or other than the sole beneficial owner of the payment to the extent the payment would be required by the laws of the United States (or any political subdivision of the United States) to be included in the income, for tax purposes, of a beneficiary or settlor with respect to the fiduciary or a member of the partnership or interestholder of that limited liability company or a beneficial owner who would not have been entitled to the Additional Amounts had the beneficiary, settlor, member or beneficial owner held its interest in such Supplemental Obligation directly.

The Senior Indenture permits the Issuer, the Guarantor and the Trustee, with the consent of the holders of not less than a majority in aggregate principal amount of the debt securities of all series issued under the Senior Indenture then outstanding and affected (voting as one class), to execute supplemental indentures adding any provisions to or changing in any manner the rights of the holders of each series so affected; provided that the Issuer, the Guarantor and the Trustee may not, without the consent of the holder of each outstanding debt security affected thereby, (i) extend the final maturity of any such debt security, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or reduce any amount payable on redemption thereof, or change the currency of payment thereof, or reduce the amount of any original issue discount security payable upon acceleration or provable in bankruptcy, or modify or amend the provisions for conversion of any currency into any other currency, or modify or amend the provisions for conversion or exchange of the debt security for securities of the Issuer or other entities or for other property or the cash value of the property (other than as provided in the antidilution provisions or other similar adjustment provisions of the debt securities or otherwise in accordance with the terms thereof), or alter certain provisions of the Senior Indenture relating to debt securities not denominated in U.S. dollars, or impair or affect the rights of any holder of any series to institute suit for the payment thereof, or (except in accordance with Section 13.13 of the Senior Indenture) remove the Guarantee on this Note or (ii) reduce the aforesaid percentage in principal amount of debt securities of any series the consent of the holders of which is required for any such supplemental indenture.

Except as set forth below, if the principal of, premium, if any, or interest with respect to any Supplemental Obligation under this Note is payable in a Specified Currency other than U.S. dollars and such Specified Currency is not available to the Issuer or the Guarantor, if applicable, for making payments hereon due to the imposition of exchange controls or other circumstances beyond the control of the Issuer and the Guarantor, if applicable, or is no longer used by the government of the country issuing such currency or for the settlement of transactions by public institutions within the international banking community, then the Issuer or the Guarantor, if applicable, will be entitled to satisfy its obligations to the holder of this Note, with respect to such Supplemental Obligation, by making such payments in U.S. dollars on the basis of the Market Exchange Rate on the date of such payment or, if the Market Exchange Rate is not available on such date, as of the most recent practicable date; provided, however, that if the euro has been substituted for such Specified Currency, the Issuer or the Guarantor, if applicable, may at its option (or shall, if so required by applicable law) without the consent of the holder of this Note, with respect to such Supplemental Obligation, effect the payment of principal of, premium, if any, or interest on such Supplemental Obligation under this Note denominated in such Specified Currency in euro in lieu of such Specified Currency in conformity with legally applicable measures taken pursuant to, or by virtue of, the Treaty establishing the European Community, as amended. Any payment made under such circumstances in U.S. dollars or euro where the required payment is in an unavailable Specified Currency will not constitute an Event of Default. If such Market Exchange Rate is not then available to the Issuer or the Guarantor, if applicable, or is not published for a particular Specified Currency, the Market Exchange Rate will be based on the highest bid quotation in The City of New York received by the Exchange Rate Agent at approximately 11:00 a.m., New York City time, on the second Business Day preceding the date of such payment from three recognized foreign exchange dealers (the “Exchange Dealers”) for the purchase by the quoting Exchange Dealer of the Specified Currency for U.S. dollars for settlement on the payment date, in the aggregate amount of the Specified Currency payable to those holders or beneficial owners of this Note, with respect to such Supplemental Obligation, and at which the applicable Exchange Dealer commits to execute a contract. One of the Exchange Dealers providing quotations may be the Exchange Rate Agent unless the Exchange Rate Agent is an affiliate of the Issuer or the Guarantor, if applicable. If those bid quotations are not available, the Exchange Rate Agent shall determine the market exchange rate at its sole discretion.

The “Exchange Rate Agent” shall be Morgan Stanley & Co. LLC, unless otherwise indicated in the applicable Related Prospectus.

All determinations referred to above made by, or on behalf of, the Issuer or the Guarantor, if applicable, or by, or on behalf of, the Exchange Rate Agent shall be at such entity’s sole discretion and shall, in the absence of manifest error, be conclusive for all purposes and binding on holders of any Supplemental Obligation evidenced by this Note.

So long as this Note shall be outstanding, the Issuer will cause to be maintained an office or agency for the payment of the principal of, premium, if any, and interest on this Note as herein provided in the Borough of Manhattan, The City of New York, and an office or agency in said Borough of Manhattan for the registration, transfer and exchange as aforesaid of the Notes. The Issuer may designate other agencies for the payment of said principal, premium and interest at such place or places (subject to applicable laws and regulations) as the Issuer may decide. So long as there shall be such an agency, the Issuer shall keep the Trustee advised of the names and locations of such agencies, if any are so designated. If any European Union Directive on the taxation of savings comes into force, the Issuer will, to the extent possible as a matter of law, maintain a Paying Agent in a Member State of the European Union that will not be obligated to withhold or deduct tax pursuant to any such Directive or any law implementing or complying with, or introduced in order to conform to, such Directive.

With respect to moneys paid by the Issuer and held by the Trustee or any Paying Agent for payment of the principal of, premium, if any, or interest on any Notes that remain unclaimed at the end of two years after such principal, interest or premium shall have become due and payable (whether at maturity or upon call for redemption or otherwise), (i) the Trustee or such Paying Agent shall notify the holders of such Notes that such moneys shall be repaid to the Issuer and any person claiming such moneys shall thereafter look only to the Issuer or the Guarantor, as the case may be, for payment thereof and (ii) such moneys shall be so repaid to the Issuer. Upon such repayment all liability of the Trustee or such Paying Agent with respect to such moneys shall thereupon cease, without, however, limiting in any way any obligation that the Issuer may have to pay the principal of, premium, if any, or interest on this Note as the same shall become due.

No provision of this Note or of the Senior Indenture shall alter or impair the obligation of the Issuer, which is absolute and unconditional, to pay the principal of, premium, if any, and interest on this Note at the time, place, and rate, and in the coin or currency, herein prescribed unless otherwise agreed between the Issuer and the registered holder of this Note.

Prior to due presentment of this Note for registration of transfer, the Issuer, the Guarantor, the Trustee and any agent of the Issuer, the Guarantor or the Trustee may treat the holder in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and none of the Issuer, the Guarantor, the Trustee or any such agent shall be affected by notice to the contrary.

No recourse shall be had for the payment of the principal of, premium, if any, or interest with respect to each Supplemental Obligation (and the Guarantee as applicable thereto) under this Note, for any claim based hereon, or otherwise in respect hereof, or based on or in respect of the Senior Indenture or any indenture supplemental thereto, against any incorporator, shareholder, officer or director, as such, past, present or future, of the Issuer or the Guarantor or of any successor, either directly or through the Issuer, the Guarantor or any successor, whether by virtue of any constitution, statute or rule of law or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issue hereof, expressly waived and released.

This Note and each Supplemental Obligation (and the Guarantee as applicable thereto) shall for all purposes be governed by, and construed in accordance with, the laws of the State of New York.

As used herein, the term “U.S. Alien” means any person who is, for U.S. federal income tax purposes, (i) a nonresident alien individual, (ii) a foreign corporation, (iii) a foreign trust as defined by the Internal Revenue Code of 1986, as amended or (iv) a foreign partnership one or more of the members of which is, for U.S. federal income tax purposes, a nonresident alien individual, a foreign corporation or a nonresident alien fiduciary of a foreign estate or trust.

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this instrument or in the Related Prospectus, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM	-	as tenants in common
TEN ENT	-	as tenants by the entireties
JT TEN	-	as joint tenants with right of survivorship and not as tenants in common

UNIF GIFT MIN ACT	-		Custodian
		(Minor)		(Cust)

Under Uniform Gifts to Minors Act
(State)

Additional abbreviations may also be used though not in the above list.

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

[PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER OF ASSIGNEE]

[PLEASE PRINT OR TYPE NAME AND ADDRESS, INCLUDING ZIP CODE, OF ASSIGNEE]

the within Note and all rights thereunder, hereby irrevocably constituting and appointing ________ attorney to transfer such Note on the books of the Issuer, with full power of substitution in the premises.

Dated: _______________________

NOTICE:	The signature to this assignment must correspond with the name as written upon the face of the within Note in every particular without alteration or enlargement or any change whatsoever.

OPTION TO ELECT REPAYMENT

The undersigned hereby irrevocably requests and instructs the Issuer to repay the within Note (or portion thereof specified below) pursuant to its terms at a price equal to the principal amount thereof, together with interest to the Optional Repayment Date, to the undersigned at

(Please print or typewrite name and address of the undersigned)

If less than the entire principal amount of the within Note is to be repaid, specify the portion thereof which the holder elects to have repaid: _________________; and specify the denomination or denominations (which shall not be less than the minimum authorized denomination) of the Notes to be issued to the holder for the portion of the within Note not being repaid (in the absence of any such specification, one such Note will be issued for the portion not being repaid): __________________.

Dated:
NOTICE: The signature on this Option to Elect Repayment must correspond with the name as written upon the face of the within instrument in every particular without alteration or enlargement.